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                                                                     EXHIBIT 3.1


                          CERTIFICATE OF DESIGNATION

                                      of

                   SERIES A 8.5% CONVERTIBLE PREFERRED STOCK

                                      of

                            STORM TECHNOLOGY, INC.

       (Pursuant to Section 151 of the Delaware General Corporation Law)


              STORM TECHNOLOGY, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Company as required by Section 151 of the General Corporation Law by unanimous written consent of the Board of Directors dated December 17, 1997:

              RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company (the "Board") in accordance with the provisions of the Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Board hereby creates out of the 500,000 shares of Preferred Stock, par value $.001 per share, of the Company authorized in Article Fourth of the Restated Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock of the Company, par value $0.001 per share, and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

              Section 1.  Designation and Amount. The shares of such series
                          -----------------------
shall be designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 30,000. Such number of shares may be increased or decreased by resolution of the Board; provided, however, no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, or warrants for, or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Stock.

              Section 2.  Dividends.
                          ----------

              (a) Subject to the limitations set forth below, the holders of the Series A Preferred Stock shall be entitled to receive, from funds of the Company legally available therefor pursuant to the General Corporation Law of the State of Delaware (the "Legally Available Funds"), a cumulative dividend of eight and one-half (8.5%) percent per annum on each share of
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Series A Preferred Stock ratably for the period that such share of the Series A
Preferred Stock is outstanding (the "Period"). Dividends are to be accrued from the date of issuance of the Series A Preferred Stock (the "Closing Date") until conversion, based upon a three hundred sixty (360) day year.

              (b) Subject to the limitations set forth herein and by applicable state law, dividends on each share of Series A Preferred Stock shall be due and payable on or before the fifth NASDAQ trading day following each Conversion Date (as defined in Section 3(a) below) with respect to such share, and shall paid to the holder of record of such share as such holder appears on the stock register of the Company on the Conversion Date or the Anniversary Date (as defined in Section 3(b) below), whichever is applicable.

              (c) Dividends on shares of Series A Preferred Stock shall be fully cumulative and shall accrue without regard to whether or not such dividends have been declared and whether or not there are any Legally Available Funds available for the payment of dividends.

              (d) Dividends on the shares of Series A Preferred Stock shall be payable in common stock of the Company, $0.01 par value per share (the "Common Stock"). Dividends shall be payable in fully registered shares of Common Stock at the time of conversion at a price per share equal to the Conversion Price as defined in Section 3(a) below.

              (e) No share of Series A Preferred Stock shall be entitled to participate with respect to any dividend (in any form) declared, accrued, or paid on any other class, or series thereof, of the capital stock of the Company.

              Section 3.  Conversion.
                          ----------

              (a) The holder of any share or shares of Series A Preferred Stock (a "Holder") shall have the right, without the payment of any additional consideration, to convert any share of Series A Preferred Stock held by such holder into that number of fully paid and non-assessable shares of Common Stock as is determined by dividing the principal amount of US$100 per share (plus accrued and unpaid dividends through the date of conversion, if the Holder so elects) by the "Conversion Price," (such Common Stock to be referred to as the "Conversion Shares") which shall be determined based on the following:

              "Measurement Period Price" or "MPP" = a price per share equal to the average of the closing bid price of the Common Stock as reported on the NASDAQ (or on the principal national securities exchange on which the Common Stock is admitted to trading or listed or, if not listed or admitted to trading on NASDAQ or a national securities exchange, as reported by the National Quotation Bureau, Inc. or other similar organization ("Other Exchanges")) for the three (3) trading days immediately preceding the Conversion Date.

              "Closing Price" or  "CP" = the MPP on the Closing Date.

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              "Fixed Conversion Price" or "FCP" = US$2.50

              "Profit Participation Percent" or "PPP" =  40%

              "Starting Participation Price" of "SPP" = US$6.00

              Conversions shall occur as follows:

                   1. If MPP (less than) CP then Conversion Price = MPP, and the Holder shall be issued warrants ("Contingent Warrants" (the shares of common Stock underlying the Contingent Warrants shall be referred to as "Contingent Warrant Shares")), in the amount of fifteen (15%) percent of the number of Conversion Shares.

                   2. If MPP (greater than or equal to) CP and MPP (less than) CP/0.85 then Conversion Price = CP and the Holder shall be issued Contingent Warrants in the amount of 15% -((MPP - Conversion Price)/MPP) of the number of Conversion Shares. However, in no event shall the number of Contingent Warrants issued in this instance be less than 0% or greater than 15% of the number of shares of Common Stock issued upon conversion.

                   3. If MPP (greater than) CP/0.85 and MPP (less than) FCP/0.85, then Conversion Price = MPP x 0.85, in which case the Holder will be issued no Contingent Warrants.

                   4. If MPP (greater than or equal to) FCP/0.85 and MPP (less than) SPP then Conversion Price = FCP, in which case the Holder will be issued no Contingent Warrants.


                   5. If MPP (greater than) SPP then Conversion Price = FCP + ((MPP -SPP) x PPP), in which case the Holder will be issued no Contingent Warrants.

              The Contingent Warrants issued hereunder, as applicable, will have a term of seven (7) years from the Conversion Date and an exercise price equal to seventy percent (70%) of the MPP as of the Conversion Date.

              The Holder shall exercise its right to convert the Series A Preferred Stock and/or exercising the Contingent Warrants by telecopying an executed and completed written notice of conversion in a form designated by the Company (the "Notice of Conversion") or Notice of Exercise to the Company and delivering the original Notice of Conversion and/or Notice of Exercise and the certificate representing the Series A Preferred Stock and/or Contingent Warrant to the Company by express courier. Each business date on which a Notice of Conversion is telecopied to the Company in accordance with the provisions hereof shall be deemed a conversion date (the "Conversion Date"). Each business date on which a Notice of Exercise is telecopied to the Company in accordance with the provisions hereof shall be deemed an exercise date ("Exercise Date"). The Company will use its best efforts to transmit the certificates representing Conversion Shares and/or Contingent Warrant Shares (together with the certificates representing the Series A Preferred Stock and/or Contingent Warrant Shares not so converted or exercised) to

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the Holder via express courier, by electronic transfer or otherwise within three
(3) NASDAQ trading days after the Conversion Date or Exercise Date. In addition to any other remedies which may be available to the Holder, in the event that the Company fails to use its best efforts to effect delivery of such shares of Common Stock within such three (3) NASDAQ trading day period, the Holder will be entitled to revoke the relevant Notice of Conversion or Notice of Exercise by delivering a notice to such effect to the Company whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion or Notice of Exercise.

              In the event that the Common Stock issuable upon conversion of the Series A Preferred Stock or exercise of the Contingent Warrants is not delivered within five (5) NASDAQ trading days after the Conversion Date or Exercise Date, the Company shall pay to the Holder, in immediately available funds, upon demand, as liquidated damages for such failure and not as a penalty, for each $100,000 of Series A Preferred Stock sought to be converted and for each 1,000 shares of Contingent Warrants to be exercised, $250 for each of the first ten
(10) days and $500 per day thereafter that the Conversion Shares and/or Contingent Warrant Shares are not delivered, which liquidated damages shall run from the sixth NASDAQ trading day after the Conversion Date and/or the Exercise Date, respectively. Such amounts will accrue and be payable to the Holder in cash upon demand.

              (b) At any time after the second anniversary of the Closing Date (the "Anniversary Date"), the Company may, at its option, convert any and all then remaining outstanding shares of Series A Preferred Stock into Common Stock on the same basis as the Holder of such shares of Series A Preferred Stock may convert such shares pursuant to Section 3(a) above. The Company shall not be obligated to deliver the certificate(s) evidencing such shares of Common Stock unless the certificate(s) evidencing the Series A Preferred Stock so converted are delivered to the Company.

              (c) (1) If the Company shall, at any time or from time to time, declare and pay to the holders of Common Stock a dividend in shares of Common Stock, or the Company shall subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock then the CP, FCP and SPP shall be adjusted to equal the price determined by multiplying the CP, FCP and SPP by a fraction, the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to the happening of such event and the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after the happening of such event. Such adjustment shall become effective immediately after the opening of business of the day following the record date, in the event of a stock dividend, or the day upon which the subdivision or combination becomes effective, as the case may be.

              (2) If the Company shall, at any time or from time to time after the date on which the Series A Preferred Stock was first issued by the Company, make or issue, or fix a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company, including a distribution of

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evidence of indebtedness of the Company, other than shares of Common Stock, then, and in each such event, provision shall be made by the Company so that the holders of shares of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of those securities of the Company that such holders would have received had their shares of Series A Preferred Stock been converted on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period.

                   (3) If the shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock shall be changed into the same or any different number of shares of any class or any series of any class of capital stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or a stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for in Section 7 hereof), then, and in each such event, the holder of shares of Series A Preferred Stock shall have the right thereafter to convert such shares of Series A Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change.

              (d) At all times, the Company shall reserve and keep available out of its authorized but unissued Common Stock solely for issuance upon the conversion of shares of the Series A Preferred Stock as herein provided, such number of shares of Common Stock as, from time to time, shall be issuable upon the conversion of all the shares of the Series A Preferred Stock at the time outstanding.

              If at any time the number of authorized but unissued shares of Common Stock shall be insufficient to satisfy the conversion or exercise rights hereunder, in addition to such other remedies as shall be available to the holder of Series A Preferred Stock or Warrants, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

              (e) No fractional shares of Common Stock shall be issued. In lieu of the issuance of any fractional share of Common Stock that would, but for the foregoing, be issued to a Holder of Series A Preferred Stock on the conversion thereof, the Corporation shall pay to such Holder, in cash, the value of such fractional share which value shall be based upon the closing bid price of the Common Stock as reported on NASDAQ or an Other Exchange for the trading day immediately preceding the Conversion Date.

              (f) Upon any conversion of Series A Preferred Stock pursuant to this Section 3, the shares of Series A Preferred Stock which are converted shall not be reissued. Upon conversion of all of the then outstanding Series A Preferred Stock pursuant to this Section 3 and upon the taking of any action required by law, all matters set forth in this Certificate of

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Designation shall be eliminated from the Certificate of Incorporation, shares of
Series A Preferred Stock shall not be deemed outstanding for any purpose whatsoever and all such shares shall revert to the status of authorized and unissued shares of Preferred Stock.

              (g) Any Holder of the Series A Preferred Stock or any subsequent holder of (i) Series A Preferred Stock or (ii) a warrant to acquire Common Stock (including a Contingent Warrant) (hereafter, a "Warrant") that obtained such Series A Preferred Stock or Warrant from a Holder (hereafter for the purpose of this paragraph (g), a "Holder") shall be prohibited from converting any portion of the Series A Preferred Stock and/or exercise of any portion of the Warrants which would result in the Holder being deemed the beneficial owner, in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), of 4.99% or more of the then issued and outstanding Common Stock of the Company. Such limitation will not be effective on the tenth day following either (i) an Event of Default (as defined herein), or (ii) notice from the Holder that the Company is in material breach of any of its obligations with regard to such Holder. Notwithstanding the foregoing, no Holder shall receive shares of Common Stock upon conversion of the Series A Preferred Stock, or exercise of the Warrants, in the event that such conversion or exercise, when aggregated with all prior or concurrent conversions or exercises would result in the issuance to all such Holders a number of shares of Common Stock in excess of 19.99% of the shares of Common Stock outstanding on the Closing Date (the "Outstanding Closing Date Stock"); provided, however, a Holder may receive additional shares of Common Stock upon conversion of the Series A Preferred Stock which may exceed 19.99% of the Outstanding Closing Date Stock without the issuance of any additional Warrants in the event that NASDAQ finds that such additional shares of Common Stock with such additional Warrants are subject to the 19.99% limit for the issuance of discounted securities (the "Discounted Securities Limit"). To the extent that NASDAQ deems the issuance of such additional shares of Common Stock subject to the Discounted Securities Limit for the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock, or exercise of the Warrants; the Company shall use best efforts to obtain the stockholder approval required pursuant to Section 4460(i)(1)(C)(ii) of the Marketplace Rules of the NASDAQ National Market.

              Section 4.  Voting Rights. Except as required by applicable
                          --------------
law, the Holders of shares of Series A Preferred Stock shall not have the right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of the Company's stockholders.

              Section 5.  Reacquired Shares. Any shares of Series A Preferred
                          ------------------
Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Series A Preferred Stock and may be reissued as part of a new series of Series A Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designation creating a series of Series A Preferred Stock or any similar stock or as otherwise required by law.

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              Section 6.  Liquidation, Dissolution or Winding Up. In the
                          ---------------------------------------
event of any liquidation, dissolution, or winding up of the Company, the Holders of the Series A Preferred Stock are entitled to receive out of assets of the Company available for distribution to stockholders, after satisfaction of indebtedness, but before any distribution of assets is made to holders of Common Stock or to holders of any other class of stock of the Company ranking junior to the Series A Preferred Stock upon liquidation, liquidating distributions on each share of Series A Preferred Stock held by such holder in the per share amount of US$100.00 plus all dividends accrued and unpaid, if any, on each such share pursuant to Section 2 hereof (the "Liquidation Preference"). If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series A Preferred Stock or any other shares of stock of the Company ranking as to any such distribution on a parity with the Series A Preferred Stock are not paid in full, the Holders of the Series A Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full distributable amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the Holders of the Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

              Section 7. Consolidation, Merger, etc. If the Company shall
                         ---------------------------
enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, in any such case, the Company, as a condition precedent to such transaction, shall cause effective provisions to be made so that each Holder of Series A Preferred Stock then outstanding shall have the right, by converting such share(s) of Series A Preferred Stock into Common Stock pursuant to Section 3 hereof, to acquire the kind and amount of shares of stock, securities, cash and/or other property receivable upon such consolidation, merger, combination or other transaction by a holder of the number of shares of Common Stock which might have been acquired upon conversion of such Series A Preferred Stock immediately prior to such consolidation, merger, combination, or other transaction.

              Section 8.  Redemption. The Company has the right to redeem the
                          -----------
Series A Preferred Stock, in whole or in part, at any time and from time to time after issuance. Such redemption must be on at least ten (10) business days prior written notice to the Holders of the Series A Preferred Stock (the date of such notice referred to as the "Redemption Notice Date"). The redemption price (the "Redemption Price") shall be equal to the greater of: (i) the number of Conversion Shares calculated as if the Series A Preferred Stock to be redeemed were converted on the Redemption Notice Date, multiplied by the greater of (x) the MPP as of the Redemption Notice Date and (y) the closing bid price as of the Redemption Notice Date, or (ii) one hundred fifteen (115%) percent of the purchase price of the Series A Preferred Stock being called for redemption, plus any and all accrued and unpaid dividends due thereon through and including the Redemption Notice Date. The Company shall, within two (2) days after the end of the ten (10) day notice period, wire transfer the appropriate amount of funds into an escrow account, which shall be mutually agreed upon by both the Company and Subscriber (such date referred to as the "Redemption Date"). On the Redemption Date, the Holder's right to convert the Series A Preferred Stock shall terminate and be canceled immediately. In the event the Company does not wire transfer the appropriate amount of funds into the escrow account within the two (2) day

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period, then it shall have waived its right to redeem the Preferred Stock at any time.

              Notice of any redemption setting forth (i) the Redemption Notice Date and the place fixed for redemption, (ii) the Redemption Price, (iii) a statement that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such Redemption Notice Date, and (iv) a statement of or reference to the conversion right set forth in Section 3 hereof (including that the right to give a Notice of Conversion in respect of any shares to be redeemed shall terminate on the Redemption Date), shall be mailed, postage prepaid, at least ten (10) days prior to the Redemption Date to each holder of record of the Series A Preferred Stock to be redeemed at their address as the same shall appear on the books of the Company. If fewer than all the shares of the Series A Preferred Stock owned by such holder are then to be redeemed, the notice shall specify the number of shares thereof that are to be redeemed and, if practicable, the numbers of the certificates representing such shares.

              At any time up to the date immediately prior to the Redemption Date, the Holders shall have the right to convert the Series A Preferred Stock into Common Stock as more fully provided in Section 3 hereof. Unless so converted, at the close of business on the Redemption Date, subject to the conditions described in this section, each share of Series A Preferred Stock to be redeemed shall be automatically canceled and converted into a right to receive the Redemption Price, and all rights of the Series A Preferred Stock, including the right to conversion, shall cease without further action. Immediately following the Redemption Date, Holders of the Series A Preferred Stock shall surrender their certificates at the office of the Company or any transfer agent therefor, duly endorsed and with signature guaranteed.

              The Redemption Price shall be adjusted proportionally upon any adjustment of the Conversion Price under Section 3(c) hereof.

              Shares of Series A Preferred Stock redeemed, purchased or otherwise acquired for value by the Company, including by redemption in accordance with this Section hereof, shall after such acquisition, have the status of authorized and unissued shares of Series A Preferred Stock and may be reissued by the Company at any time as shares of any series of Series A Preferred Stock other than as shares of Series A Preferred Stock.

              Section 9.  Notices.
                          --------

              1.   Upon the Company. Any notice pursuant to the terms thereof
                   -----------------
to be given or made by a Holder of Series A Preferred Stock to or upon the Company shall be sufficiently given or made if sent by facsimile or by mail, postage prepaid, addressed (until another address is sent by the Company to the holder) as follows:

                           Storm Technology, Inc.
                           1395 Charleston Road
                           Mountain View, CA 94943
                           Attn:  Chief Financial Officer

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              2.   Upon Series A Preferred Stockholders. Any notice pursuant
                   -------------------------------------
to the terms hereof to be given or made by the Company to or upon any Holder of Series A Preferred Stock shall be sufficiently given or made if sent by mail, postage prepaid, addressed (until another address is sent by the holder to the Company) to the address of such holder on the records of the Company.

              Section 10. Amendment. This Certificate of Designation shall
                          ----------
not be amended in any manner which should materially alter or change the powers, preferences, or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Stock, voting together as a single class.

              RESOLVED, FURTHER, that the appropriate officers of the Company hereby are authorized to execute and acknowledge a certificate setting forth these resolution and to cause such certificate to be filed and recorded, all in accordance with the requirements of Section 151 of the General Corporation Law of the State of Delaware.

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              IN WITNESS WHEREOF, Storm Technology, Inc., has caused this
Certificate to be signed by its President, and attested to by its Assistant Secretary, this 17th day of December, 1997.

                                       STORM TECHNOLOGY, INC.


                                       By:
                                          ---------------------------------
Attest:                                      President


----------------------------
Assistant Secretary